SCHEDULE 14A INFORMATION

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NeoPhotonics Corporation
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NEOPHOTONICS CORPORATION

2911 Zanker Road

San Jose, California 95314 USA

+1-408-232-9200

SUPPELEMENT TO NOTICE AND PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

May 10, 2012

Dear Stockholder:

This supplement should be read together with the Notice and Proxy Statement, dated April 24, 2012, for the 2012 Annual Meeting of Stockholders of NeoPhotonics Corporation which was filed with the Securities and Exchange Commission on April 24, 2012. The Annual Meeting will be held on June 8, 2012, at 10:00 a.m. Pacific Time at our principal office located at 2911 Zanker Road, San Jose, California 95134 USA.

The purpose of this supplement is to inform our stockholders of certain updates to the information contained in our Notice and Proxy Statement following our completion of a private placement equity financing transaction on April 27, 2012.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 8, 2012 at our principal office located at 2911 Zanker Road, San Jose, California 95314 USA.

The proxy statement, proxy statement supplement, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the Securities and Exchange Commission, are available at http://IR.neophotonics.com.

Sincerely,

/s/ James D. Fay

James D. Fay Vice President, Chief Financial Officer and Assistant Secretary San Jose, California Dated: May 10, 2012

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL 1

ELECTION OF DIRECTORS

In connection with a private placement transaction of our common stock on April 27, 2012, the board of directors appointed Sergey Polikarpov to the board of directors effective as of April 27, 2012, to serve as a Class I director with a term to expire at the Company’s 2014 Annual Meeting or until such time as his successor is duly elected and qualified, or until the earlier of his death, resignation or removal. Prior to the appointment of Mr. Polikarpov, our board of directors, together with our independent auditors, determined that Mr. Polikarpov is qualified and suitable to serve as a member of the board of directors under all applicable corporate governance policies or guidelines of the Company and the board of directors and applicable legal, regulatory and stock market requirements.

The following table sets forth the names, ages and positions of our directors as of April 30, 2012:

Name	Age	Position
Timothy S. Jenks	57	President, Chief Executive Officer, Director and Chairman of the Board of Directors
Bandel L. Carano (1)	50	Director
Allan Kwan (2)	53	Director
Björn Olsson (1)(3)	55	Director
Sergey Polikarpov	37	Director
Michael J. Sophie (2)	54	Lead Independent Director
Lee Sen Ting (2)(3)	69	Director

(1)	Member of the Nominating and Corporate Governance Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.

ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS

AND CERTAIN CORPORATE GOVERNANCE MATTERS

Following the appointment of Mr. Polikarpov as a Class I director effective as of April 27, 2012, our board of directors consists of a total of seven members out of a maximum of seven members authorized. The following is a brief biography of Mr. Polikarpov, a Class I director whose three-year term expires at the 2014 Annual Meeting, including information regarding the experiences, qualifications, attributes or skills that caused our board of directors to determine that Mr. Polikarpov should serve as a member of our board of directors.

Sergey Polikarpov has served as a member of our board of directors since April 27, 2012. Since 2007, Mr. Polikarpov has been a Managing Director of Open Joint Stock Company “RUSNANO”, an entity organized under the laws of the Russian Federation (“Rusnano”). From 2006 to 2008, Mr. Polikarpov served on the board of directors of Plug Power Inc., a leader in fuel cell manufacturing. At Rusnano, Mr. Polikarpov’s role is to oversee and manage venture and equity investments in the global arena and Mr. Polikarpov has been involved with a number of privately held technology companies. Prior to joining Rusnano, Mr. Polikarpov worked for Interros, a Russian industrial group, on hydrogen/fuel cell projects. Mr. Polikarpov brings to our board of directors valuable experience in doing business in the Russian Federation and managing complex technology projects, as well as dealing with cross-border business operations. Mr. Polikarpov holds a master’s degree from Moscow State Technical University of Civil Aviation, and a master of business administration degree from Harvard Business School.

Previous selection of directors

In April 2012 our board of directors appointed Sergey Polikarpov as a director in connection with a rights agreement with Rusnano granting Rusnano the right to designate one nominee to our board of directors, subject to the terms and conditions set forth in the rights agreement. Pursuant to the rights agreement, such nominee must (1) be qualified and suitable to serve as a member of our board of directors under all our applicable corporate governance policies or guidelines and applicable legal, regulatory and stock market requirements, and (2) be reasonably acceptable to a majority of the other members of our board of directors and our independent auditors. Rusnano has designated Mr. Polikarpov as its nominee to our board of directors, and our board of directors has confirmed that Mr. Polikarpov has met the qualifications required under the rights agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of April 30, 2012 by:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers as set forth in the Summary Compensation Table in this proxy statement;

•	each of our directors; and

•	all executive officers and directors as a group.

The percentage ownership information shown in the table below is based upon 29,894,873 shares of common stock outstanding as of April 30, 2012.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of shares to persons who possess sole or shared voting or investment power with respect to such shares. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options and warrants held by the respective person or group which may be exercised or converted within 60 days after April 30, 2012. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person or entity, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse. Unless otherwise indicated below, the address of each person listed on the table is c/o NeoPhotonics Corporation, 2911 Zanker Road, San Jose, California 95134 USA.

	Beneficial ownership
Name and address of beneficial owner	Total shares of common stock	Percent
5% Stockholders:
Funds affiliated with Oak Investment Partners (1) 525 University Avenue, Suite 1300, Palo Alto, CA 94301	5,295,473	17.7%
Open Joint Stock Company “RUSNANO” (2) Prospect 60-letiya Oktyabrya 10a, 117036, Moscow, Russian Federation	4,972,905	16.6
Funds affiliated with Draper Fisher Jurvetson (3) 2882 Sand Hill Road, Suite 150, Menlo Park, CA 94025	1,714,042	5.7
International Finance Corporation 2121 Pennsylvania Avenue, N.W., Washington, D.C. 20433	1,520,000	5.1

Named executive officers and directors:
Timothy S. Jenks (4)	435,800	1.4
James D. Fay (5)	120,802		*
Benjamin L. Sitler (6)	123,776		*
Dr. Raymond Cheung (7)	82,208		*
Dr. Wupen Yuen (8)	101,843		*
Bandel L. Carano (9)	5,303,551	17.7
Allan Kwan (10)	9,828		*
Björn Olsson (7)	11,078		*
Michael J. Sophie (7)	15,078		*
Lee Sen Ting (7)	13,078		*
Sergey Polikarpov(11)	927		*
All executive officers and directors as a group (11 people) (12)	6,217,969	20.8

*	Represents less than 1%.
(1)

Includes 1,627,282 shares beneficially owned by Oak Investment Partners IX, Limited Partnership (“Oak IX”); 17,338 shares beneficially owned by Oak IX Affiliates Fund, Limited Partnership (“Oak IX Affiliates”); 39,052 shares beneficially owned by Oak IX Affiliates Fund-A, Limited Partnership (“Oak IX Affiliates-A”); 3,462,224 shares beneficially owned by Oak Investment

Partners X, Limited Partnership (“Oak X”); 55,584 shares beneficially owned by Oak X Affiliates Fund, Limited Partnership (“Oak X Affiliates”); and 101,113 shares beneficially owned by Oak Investment Partners XI, Limited Partnership (“Oak XI”). Each of these entities has sole voting and investment power with respect to the shares they beneficially own. Oak Associates IX, LLC is the general partner of Oak IX, Oak IX Affiliates, LLC is the general partner of each of Oak IX Affiliates and Oak IX Affiliates-A, Oak Associates X, LLC is the general partner of Oak X, Oak X Affiliates, LLC is the general partner of Oak X Affiliates, and Oak Associates XI, LLC is the general partner of Oak XI. As the general partner, these entities have shared voting and investment power over the shares held by the entity for which they are the general partner. Each of Bandel L. Carano (one of our directors), Gerald R. Gallagher, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont are managing members of each of the general partners described above, and are each deemed to have shared voting and investment power over the shares held by the various funds, and therefore the entire 5,295,473 shares.
(2)	Rusnano is an open joint stock company organized under the laws of the Russian Federation. The board of directors and executive board of Rusnano have shared voting and investment power with respect to the shares beneficially owned by Rusnano. The Russian Federation owns 100% of Rusnano. Sergey Polikarpov, a member of our board of directors, is a Managing Director of Rusnano, but he disclaims beneficial ownership of these shares.
(3)	Includes 1,567,305 shares of common stock held by Draper Fisher Jurvetson Fund VII, L.P., 56,796 shares of common stock held by Draper Fisher Associates III Annex Fund, L.P., 42,322 shares of common stock held by Draper Associates, L.P., 22,847 shares of common stock held by Draper Fisher Jurvetson Partners VII, LLC, 5,063 shares of common stock held by Draper Fisher Partners, LLC and 160 shares of common stock held by Draper GC Partners, LLC. Timothy C. Draper, John H.N. Fisher and Steven T. Jurvetson are Managing Directors of the general partner entities of Draper Fisher Jurvetson Fund VII, L.P. and also Managing Members of Draper Fisher Jurvetson Partners VII, LLC, that directly hold shares and as such, they may be deemed to have voting and investment power with respect to such shares. Timothy C. Draper, John H.N. Fisher and Steven T. Jurvetson are Managing Directors of the general partner entities of Draper Fisher Associates III Annex Fund, L.P., that directly holds shares and as such, they may be deemed to have voting and investment power with respect to such shares. The investing and voting power of the shares held by Draper Associates, L.P. is controlled by its General Partner, Draper Associates, Inc. which is controlled by its President and majority shareholder, Timothy C. Draper. Timothy C. Draper and John H.N. Fisher are Managing Members of Draper Fisher Partners, LLC, that directly holds shares and as such, they may be deemed to have voting and investment power with respect to such shares. Timothy C. Draper is the Managing Member of Draper GC Partners LLC, that directly holds shares and as such, they may be deemed to have voting and investment power with respect to such shares. These individuals disclaim beneficial ownership with respect to such shares except to the extent of their pecuniary interest therein. In addition, 19,549 shares of common stock are held by individuals and trusts affiliated with Draper Fisher Jurvetson.
(4)	Includes 26,946 shares of common stock and 390,556 shares of common stock subject to options that are exercisable within 60 days of April 30, 2012. Also includes 3,798 shares of common stock held by the Timothy S. Jenks and Atsuko K. Jenks Declaration of Trust dated January 7, 1996. Also includes 14,500 shares of common stock held by Mr. Jenks’s spouse, Atsuko K. Jenks, as custodian for his minor children.
(5)	Includes 78,191 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 30, 2012 and 42,611 shares of common stock.
(6)	Includes 95,663 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 30, 2012 and 28,113 shares of common stock.
(7)	Consists solely of shares of common stock issuable upon the exercise of options exercisable within 60 days of April 30, 2012.
(8)	Includes 98,571 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 30, 2012 and 3,272 shares of common stock.
(9)	Includes the shares of common stock detailed in Note (1) above held by the fund entities affiliated with Oak Investment Partners. Also includes 8,078 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 30, 2012.
(10)	Consists solely of shares of common stock issuable upon the exercise of options exercisable within 60 days of April 30, 2012. Although Mr. Kwan is a venture partner of Oak Investment Partners, he has no voting or dispositive power over any of our shares held by the fund entities affiliated with Oak Investment Partners.
(11)	Consists solely of shares of common stock issuable upon the exercise of options exercisable within 60 days of April 30, 2012. Although Mr. Polikarpov is a Managing Director of Rusnano, he has no voting or dispositive power over any of our shares held by Rusnano.
(12)	Includes 876,127 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 30, 2012.

EXECUTIVE COMPENSATION

Employment agreements

On April 30, 2012, in connection with the private placement transaction with Rusnano, we entered into updated severance arrangements with four of our executive officers, as described below. We entered into these arrangements in light of the affected executives’ increase in geographic duties related to our undertakings to build a manufacturing plant and create substantial new operations in Russia. The updated agreements also served a purpose of making the arrangements between these executives more consistent with each other.

Definitions. Except as otherwise expressly set forth below, for purposes of the severance rights agreements entered into with our named executive officers on April 30, 2012, the following definitions apply:

“Cause” means the occurrence of any of the following events: (i) any act of personal dishonesty taken by the named executive officer in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the named executive officer; (ii) the conviction of a felony; (iii) a willful act by the named executive officer that constitutes gross misconduct and which materially injures us; and (iv) following delivery to the named executive officer of a written demand for performance from us, which describes the basis for our belief that the named executive officer has not substantially performed his duties, continued violations by him of his obligations to us that are demonstrably willful and deliberate on the named executive officer’s part.

“Change in Control” means the occurrence of any of the following events: (i) any person becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then-outstanding voting securities; (ii) the consummation of the sale or disposition of all or substantially all of our assets; (iii) the consummation of a merger or consolidation with any other entity, other than a merger or consolidation that would result in our voting securities outstanding immediately prior thereto continuing to represent at least 60% of the total voting power represented by our voting securities or the voting securities of such surviving entity (or its parent) outstanding immediately after such merger or consolidation; or (iv) certain changes affecting the majority of the directors of our board of directors.

“Disability” means that the named executive officer has been unable to perform his duties as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by us or our insurers and acceptable to the named executive officer or his legal representative.

“Good Reason” means the named executive officer’s voluntary resignation from all positions he holds with us, effective within 90 days after the occurrence of: (i) a material reduction or other material adverse change in the named executive officer’s job duties, responsibilities, authority or requirements, including the removal of such job duties, responsibilities, authority or requirements; (ii) any material reduction of the named executive officer’s annual base compensation; (iii) our requiring the named executive officer to move his primary work location to a location that increases his one-way commute by more than 50 miles from our then-current location; or (iv) our failure to obtain the assumption, in all material respects, of the severance rights agreement by any of our successors; provided that the named executive officer must provide written notice to us of the existence of one of these conditions within 60 days after its initial existence, and we must be provided with a period of 30 days during which we may cure the circumstances giving rise to the condition, in which case no Good Reason will exist.

“Involuntary Termination” means (i) any termination of the named executive officer’s employment by us without Cause (other than by reason of death or Disability) or (ii) the named executive officer’s resignation for Good Reason.

Amended severance agreements with certain officers.

Timothy S. Jenks. On April 30, 2012, we entered into an amendment to our severance rights agreement with Timothy S. Jenks, our President and Chief Executive Officer, dated as of April 13, 2010. The amendment provides that upon an Involuntary Termination of Mr. Jenks’ employment, subject to his execution of a binding release of claims, Mr. Jenks would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 24 months of his base salary and (B) 100% of his target bonus for the year of termination; (2) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first 24 months following termination of employment; and (3) the vesting of all of Mr. Jenks’ outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) will accelerate as to the number of shares that would have vested subject to continued service over the 18 month period following termination.

        The amendment also provides that upon an Involuntary Termination of Mr. Jenks’ employment within 12 months following a Change of Control and subject to his execution of a binding release of claims, Mr. Jenks would receive the following severance benefits: (1) a lump sump severance payment equal to (A) 24 months of his base salary and (B) 200% of his target bonus for the year of termination; and (2) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first 24 months following termination of employment. In addition, Mr. Jenks’ severance rights agreement, as amended by the amendment, continues to provide that upon a Change of Control, and subject to his execution of a binding release of claims, the vesting of all of Mr. Jenks’ outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) will accelerate in full.

Finally, the amendment provides for a supplemental cash payment, in addition to any death benefits payable under our life insurance policies, in the event that Mr. Jenks’ employment terminates due to his death while he is outside of his country of residence (for any reason), if necessary to provide for total death benefits equal to two times his then-current base salary.

James D. Fay. On April 30, 2012, we entered into an amendment to our severance rights agreement with James D. Fay, our Vice President and Chief Financial Officer, dated as of April 13, 2010. The amendment provides that upon an Involuntary Termination of Mr. Fay’s employment, subject to his execution of a binding release of claims, Mr. Fay would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 24 months of his base salary and (B) 100% of his target bonus for the year of termination; (2) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first 24 months following termination of employment; and (3) the vesting of all of Mr. Fay’s outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) will accelerate as to the number of shares that would have vested subject to continued service over the 18 month period following termination.

The amendment also provides that upon an Involuntary Termination of Mr. Fay’s employment within 12 months following a Change of Control and subject to his execution of a binding release of claims, Mr. Fay would receive the following severance benefits: (1) a lump sump severance payment equal to (A) 24 months of his base salary and (B) 200% of his target bonus for the year of termination; (2) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first 24 months following termination of employment; and (3) the vesting of all of Mr. Fay’s outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) will accelerate as to the number of shares that would have vested subject to continued service over the 36 month period following termination.

The amendment also provides that in the event of a Change of Control in which the acquirer does not assume Mr. Fay’s outstanding and unvested equity awards, the vesting of all of Mr. Fay’s outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) will accelerate as to the number of shares that would have vested subject to continued service with the Company over the 18 month period following the closing of the Change in Control transaction.

Finally, the amendment provides for a supplemental cash payment, in addition to any death benefits payable under our life insurance policies, in the event that Mr. Fay’s employment terminates due to his death while he is outside of his country of residence (for any reason), if necessary to provide for total death benefits equal to two times his then-current base salary.

Dr. Wupen Yuen. On April 30, 2012, we Company entered into an amendment to our severance rights agreement with Dr. Wupen Yuen, our Vice President of Product Development and Engineering, dated as of April 13, 2010. The amendment provides that upon an Involuntary Termination of Dr. Yuen’s employment, subject to his execution of a binding release of claims, Dr. Yuen would receive the following severance benefits: (1) a lump sum severance payment equal to 24 months of his base salary; (2) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first 24 months following termination of employment and (3) the vesting of all of Mr. Yuen’s outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) will accelerate as to the number of shares that would have vested subject to continued service over the 18 month period following termination.

The amendment also provides that upon an Involuntary Termination of Dr. Yuen’s employment within 12 months following a Change of Control and subject to his execution of a binding release of claims, Dr. Yuen would receive the following severance benefits: (1) a lump sum severance payment equal to (A) to 24 months of his base salary and (B) 200% of his target bonus for the year of termination; (2) paid premiums for continued health insurance coverage for him and his eligible dependents for up to the first 24 months following termination of employment; and (3) the vesting of all of Dr. Yuen’s outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) will accelerate as to the number of shares that would have vested subject to continued service over the 24 month period following termination.

The amendment also provides that in the event of a Change of Control in which the acquirer does not assume Dr. Yuen’s outstanding and unvested equity awards, the vesting of all of Dr. Yuen’s outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) will accelerate as to the number of shares that would have vested subject to continued service over the 18 month period following the closing of the Change in Control transaction.

Finally, the amendment provides for a supplemental cash payment, in addition to any death benefits payable under our life insurance policies, in the event that Dr. Yuen’s employment terminates due to his death while he is outside of his country of residence (for any reason), if necessary to provide for total death benefits equal to two times his then-current base salary.

Dr. Raymond Cheung. On April 30, 2012, we entered into a new severance rights agreement with Dr. Raymond Cheung, our Vice President and Chief Operating Officer. The agreement provides that upon an Involuntary Termination of Dr. Cheung’s employment, subject to his execution of a binding release of claims, Dr. Cheung would receive the following severance benefits: (1) the greater of (A) a lump sum severance payment equal to 24 months of his base salary or (B) cash severance benefits payable to Dr. Cheung under applicable laws and regulations where Dr. Cheung provides services to the Company; (2) reimbursement of health insurance premiums for him and his eligible dependents for up to the first 24 months following termination of employment; and (3) the vesting of all of Dr. Cheung’s outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) will accelerate as to the number of shares that would have vested subject to continued service over the 18 month period following termination.

The agreement also provides that upon an Involuntary Termination of Dr. Cheung’s employment or upon a successor failing to assume our obligations under the severance rights agreement, in either case within 12 months following a Change of Control and subject to his execution of a binding release of claims, Dr. Cheung would receive the following severance benefits: (1) the greater of (A) a lump sum severance payment equal to (x) 24 months of his base salary and (y) 200% of his target bonus for the year of termination or (B) cash severance benefits payable to Dr. Cheung under applicable laws and regulations where Dr. Cheung provides services to the Company; (2) reimbursement of health insurance premiums for him and his eligible dependents for up to the first 24 months following termination of employment; and (3) the vesting of all of Dr. Cheung’s outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) will accelerate as to the number of shares that would have vested subject to continued service over the 24 months period following termination.

The agreement also provides that in the event of a Change of Control in which the acquirer does not assume Dr. Cheung’s outstanding and unvested equity awards, the vesting of all of Dr. Cheung’s outstanding equity awards (and the rate of lapsing of any repurchase rights applicable to shares received under such awards) will accelerate as to the number of shares that would have vested subject to continued service with the Company over the 18 month period following the closing of the Change in Control transaction.

Finally, the agreement provides for a supplemental cash payment, in addition to any death benefits payable under the Company’s life insurance policies, in the event that Dr. Cheung’s employment terminates due to his death while he is outside of his country of residence (for any reason), if necessary to provide for total death benefits equal to two times his then-current base salary.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Private placement and related agreements with Rusnano

In April 2012, we entered into a share purchase agreement with Rusnano, pursuant to which we agreed to sell and issue an aggregate of 4,972,905 shares of common stock at a purchase price of $8.00 per share for aggregate gross proceeds of approximately $39,783,240. Immediately after the closing of such transaction, Rusnano owned approximately 16.6% of our issued and outstanding common stock. See “Security Ownership of Certain Beneficial Owners and Management” for additional information about Rusnano.

In connection with the foregoing transaction, we entered into a rights agreement with Rusnano pursuant to which we agreed to, among other matters: (i) file one or more registration statements covering the resale of shares of our common stock held by Rusnano prior to the expiration of a lock-up agreement between us and Rusnano, (ii) grant piggyback registration rights to Rusnano for shares of our common stock held by Rusnano following the expiration of the lock-up agreement in the event we propose to register shares in an underwritten offering, (iii) grant Rusnano the right to designate one nominee for our board of directors, (v) grant Rusnano a right of first offer to purchase its pro rata share of all equity securities (subject to customary exceptions set forth therein) that we may propose to sell and issue after the date of the rights agreement, and (v) use at least $30,000,000 of the proceeds from the Private Placement to establish a wholly-owned subsidiary and facility in the Russian Federation for the manufacturing of certain of our products (the “performance covenant”). The rights agreement also provides that, in the event we fail to perform certain covenants set forth therein by July 31, 2014 (subject to extension to March 31, 2015, as set forth therein), including and related to the performance covenant, we will pay Rusnano a cash amount equal to $5,000,000. Such penalty payment constitutes the sole and exclusive remedy for damages and monetary relief available to Rusnano as a result of our breach of these specific covenants, subject to the exceptions set forth therein.

We also entered into a lock-up agreement with Rusnano, dated April 27, 2012, in connection with the foregoing transaction. The lock-up agreement provides that Rusnano will not, for a period of two years from the closing of the transaction, directly or indirectly, sell or otherwise dispose of any shares of our common stock or securities convertible into or exchangeable for our common stock. The lock-up agreement will automatically terminate prior to the two-year period upon the earlier to occur, if any, of: (1) the date on which a third party, together with its affiliates, acquires a number of shares of our common stock and/or securities convertible into or exchangeable for common stock such that such third party’s beneficial ownership percentage of our outstanding shares of common stock is equal to or greater than twenty-five percent (25%), or (2) a change of control transaction.